A BRITISH COLUMBIA *BUSINESS CORPORATIONS ACT* COMPANY

CERTIFICATE NUMBER

CLASS	PAR VALUE	DATE OF ISSUE
COMMON	NPV	

NUMBER OF SHARES

TRANSFER OF THESE SHARES IS RESTRICTED

NOVA ATHENA GOLD CORP.

THIS CERTIFIES THAT

is the registered holder of the number and class of shares described hereon, such shares being fully paid up and non-assessable in the Capital of the Company, and subject to the Notice of Articles and Articles of the Company, transferable on the books of the Company by the registered holder in person, or by Attorney duly authorized in writing, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer(s), and, where required, to be sealed with its common seal, on the date of this issue.

JOHN C. POWER

DIRECTOR

(Title)